                                                                 EXHIBIT 2.1.1

                           SHARE EXCHANGE AGREEMENT



                                 by and among


                               Linuxcare, Inc.,


                               Puffin Group Inc.


                               Christopher Beard


                                 Alex deVries


                                      and


                                 Andrew Hutton


                          Dated as of October 1, 1999

                               TABLE OF CONTENTS

                                                                               Page
ARTICLE I  -  PURCHASE AND SALE OF COMPANY SHARES AND RIGHTS..................   2
     1.1.    Purchase and Sale................................................   2
     1.2.    Acquisition Consideration; Exchange Ratio........................   2
     1.3.    Closing..........................................................   3
     1.4.    Surrender of Company Certificates................................   4
     1.5.    Taking of Necessary Action; Further Action.......................   4

ARTICLE II  -  REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER AND THE
COMPANY.......................................................................   4
     2.1.    Organization.....................................................   5
     2.2.    Capital Structure................................................   5
     2.3.    Subsidiaries.....................................................   5
     2.4.    Authority........................................................   5
     2.5.    No Conflict......................................................   6
     2.6.    Consents.........................................................   6
     2.7.    Company Financial Statements.....................................   6
     2.8.    No Undisclosed Liabilities.......................................   6
     2.9.    Tax Matters......................................................   7
     2.10.   Restrictions on Business Activities..............................   7
     2.11.   Title to Assets; Absence of Liens................................   7
     2.12.   Intellectual Property............................................   7
     2.13.   Agreements, Contracts and Commitments............................   8
     2.14.   Litigation.......................................................   9
     2.15.   Minute Books.....................................................   9
     2.16.   Brokers' and Finders' Fees.......................................   9
     2.17.   Insurance........................................................   9

     2.18.   Compliance With Laws.............................................   9
     2.19.   Complete Copies of Materials.....................................  10
     2.20.   Securities Exemption Representations.............................  10
     2.21.   Representations Complete.........................................  11

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF LINUXCARE.....................  11
     3.1.    Organization and Standing; Articles of Incorporation and Bylaws..  11
     3.2.    Corporate Power..................................................  11
     3.3.    Subsidiaries.....................................................  12
     3.4.    Capital Structure................................................  12

ARTICLE IV -  ADDITIONAL AGREEMENTS...........................................  12
     4.1.    Access to Information............................................  12
     4.2.    Expenses.........................................................  13
     4.3.    Public Disclosure................................................  13
     4.4.    Consents and Approvals...........................................  13
     4.5.    Legal Requirements...............................................  13
     4.6.    Notification of Certain Matters..................................  14
     4.7.    Additional Documents and Further Assurances......................  14
     4.8.    Stock Option Agreements and Consideration for Puffin Employees...  14
     4.9.    Proprietary Information Agreement................................  16
     4.10.   Lock-Up Agreement................................................  16
     4.11.   Tax Matters......................................................  16
     4.12    Company's Directors and Officers.................................  17

ARTICLE V  -  CONDITIONS TO THE SHARE EXCHANGE
     5.1.    Conditions to Obligations of The Company and the Shareholders....  17
     5.2.    Conditions to the Obligations of Linuxcare.......................  18

ARTICLE VI  -  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNITY; ESCROW
     6.1.    Survival of Representations and Warranties.......................  19

     6.2.    Agreement to Indemnify...........................................  19
     6.3.    Termination......................................................  20
     6.4.    Effect of Termination............................................  21
     6.5.    Amendment........................................................  21
     6.6.    Extension; Waiver................................................  21

ARTICLE VII  -  GENERAL PROVISIONS............................................  22
     7.1     Notices..........................................................  22
     7.2.    Counterparts.....................................................  22
     7.3.    Entire Agreement; Assignment.....................................  23
     7.4.    Severability.....................................................  23
     7.5.    Other Remedies...................................................  23
     7.6.    Specific Performance.............................................  23
     7.7.    Arbitration......................................................  24
     7.8.    Governing Law; Jurisdiction; Venue...............................  24
     7.9.    Rules of Construction............................................  24

                           SHARE EXCHANGE AGREEMENT


This SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of October 1, 1999 by and among Linuxcare, Inc., a Delaware corporation, The Puffin Group Inc. ("Puffin" or the "Company"), a Canadian company incorporated under the laws of the Province of Ontario, and Alex deVries, Christopher Beard, Andrew Hutton, Christopher J.A. Beard in trust for Wendy Beard, Christopher J.A. Beard in trust for Joseph Harnick and Christopher J.A. Beard in trust for Ronald Robb, the six (6) shareholders of the Company (collectively, the "Shareholders").


                                  BACKGROUND


A. The Shareholders own all of the issued shares of capital stock of the Company in the following numbers and in the following Classes of Shares:

    ------------------------------------------------------------------------------------------
               Name                        Class A      Class C       Class D        Total
                                            Shares       Shares        Shares
    ------------------------------------------------------------------------------------------
      Christopher J.A. Beard               245,000      250,000                     495,000
    ------------------------------------------------------------------------------------------
      Alex deVries                         230,000      225,000                     455,000
    ------------------------------------------------------------------------------------------
      Andrew J. Hutton                      25,000       25,000                      50,000
    ------------------------------------------------------------------------------------------
      Christopher J.A. Beard (in                                       10,000        10,000
      trust for Wendy Beard)
    ------------------------------------------------------------------------------------------
      Christopher J.A. Beard (in                                       10,000        10,000
      trust for Joseph Harnick)
    ------------------------------------------------------------------------------------------
      Christopher J.A. Beard (in                                        5,000         5,000
      trust for Ronald Robb)
    ------------------------------------------------------------------------------------------
      TOTALS                               500,000      500,000        25,000     1,025,000
    ------------------------------------------------------------------------------------------

B. Linuxcare desires to acquire from the Shareholders, and the Shareholders desire to sell to Linuxcare, the Company Shares (as defined below) owned by the Shareholders, in exchange for the consideration specified herein and subject to the terms and conditions hereof (such transaction is referred to as the "Share Exchange").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                   ARTICLE I
                                   ---------

                PURCHASE AND SALE OF COMPANY SHARES AND RIGHTS
                ----------------------------------------------


1.1.   Purchase and Sale
       -----------------

Subject to the terms and conditions set forth in this Agreement, at the Closing, Linuxcare shall purchase from the Shareholders, and the Shareholders shall sell, assign, transfer and deliver to Linuxcare, or cause to be sold, assigned transferred and delivered, all outstanding shares of Puffin (the "Company Shares") free and clear of any pledge, lien, security interest, encumbrance, claim or other equitable or third-party interest (collectively, "Liens"). After the Closing, Puffin will operate as Linuxcare's wholly-owned Canadian subsidiary.

1.2.   Acquisition Consideration; Exchange Ratio
       -----------------------------------------

In reliance on the representations, warranties and covenants of the Shareholders and of Puffin, and in consideration of the sale, assignment, transfer and delivery of the Company Shares, Linuxcare shall:

     (a) issue to the Shareholders 100,000 shares of Linuxcare's Common Stock (the "Linuxcare Exchange Shares") ;


     (b) deliver to the Shareholders options to purchase 325,000 shares, at an exercise price of $0.13 per share (U.S.), of Linuxcare's Common Stock, (the "Share Purchase Options"); and

     (c) deliver to the Shareholders the additional consideration as set forth in Section 4.8 of this Agreement which said Linuxcare Exchange Shares and Share Purchase Options being, together with the employment agreements and additional stock options with certain employees in Section 4.8, called the "Acquisition Consideration".

The Linuxcare Exchange Shares and the Share Purchase Options shall be allocated to the six (6) Shareholders pro rata to their respective shareholdings in Puffin as of the Closing (as defined below).

As of the date hereof, such Linuxcare Exchange Shares and Share Purchase Options shall be allocated to the Shareholders as follows:

   -------------------------------------------------------------------------------------------
           Name                 Number and Class of         Linuxcare         Share Purchase
                                      Shares             Exchange Shares         Options
   -------------------------------------------------------------------------------------------
     Christopher J.A. Beard      495,000 Class A and           48,292            156,949
                                 Class C Shares, in
                                 aggregate
   -------------------------------------------------------------------------------------------
    Alex deVries                 455,000 Class A and           44,390            144,267
                                 Class C Shares, in
                                 aggregate
   -------------------------------------------------------------------------------------------
   Andrew J. Hutton              50,000 Class A and Class       4,878             15,854
                                 D Shares, in aggregate
   -------------------------------------------------------------------------------------------
   Christopher J.A. Beard (in    10,000 Class D Shares            976              3,172
   trust for Wendy Beard)
   -------------------------------------------------------------------------------------------
   Christopher J.A. Beard (in    10,000 Class D Shares            976              3,172
   trust for Joseph Harnick)
   -------------------------------------------------------------------------------------------
   Christopher J.A. Beard (in    5,000 Class D Shares             488              1,586
   trust for Ronald Robb)
   -------------------------------------------------------------------------------------------
   TOTAL                         1,025,000 Shares             100,000            325,000
   -------------------------------------------------------------------------------------------

In the case of Exchange Shares for Christopher Beard (in trust for Wendy Beard, Joseph Harnick and Ronald Robb), Linuxcare Common Stock shall be registered in the names of the beneficiaries of such trust, namely, Wendy Beard, Joseph Harnick and Ronald Robb.

The Share Purchase Options shall vest and become exercisable as set forth in
Section 4.8 of this Agreement.

1.3.   Closing
       -------

The Closing of the transactions contemplated in this Agreement shall occur at the offices of Wilson Sonsini Goodrich & Rosati located at 650 Page Mill Road, Palo Alto, California 94304, at 8:00 a.m., local time, on November, 15, 1999 or such earlier date as the parties may agree or, if any closing condition has not been satisfied by such date, then the second business day following the date such condition is satisfied, or on such other date as the parties hereto shall agree (the "Closing"). The Share Exchange shall be effected with the delivery of the Company Certificates (as defined below) by the

Shareholders in accordance with Section 1.2, the issue and delivery by Linuxcare of the Linuxcare Exchange Shares, the Share Purchase Options and the employment agreements with certain employees in such terms as are set out in accordance with Section 4.8 hereof.

1.4.   Surrender of Company Certificates
       ---------------------------------

(a) At the Closing, the Shareholders shall deliver or cause to be delivered to Linuxcare a certificate or certificates and/or any other instrument (the "Company Certificates") representing all Company Shares owned by the Shareholders, together with all necessary endorsements, transfers or assignments required for the valid delivery thereof.

(b) Concurrent with the delivery of the Company Certificates by the Shareholders, Linuxcare shall deliver to the Shareholders as payment of the applicable portion of the Acquisition Consideration in accordance with this
Article I, their pro-rata portion of the Linuxcare Exchange Shares in the name of the Shareholders and the Share Purchase Options.

(c) All shares of Linuxcare Common Stock issued as Linuxcare Exchange Shares in exchange for Company Shares in accordance with the terms of this Agreement shall be deemed to be fully paid and non-assessable.

1.5.   Taking of Necessary Action; Further Action
       ------------------------------------------

If at any time after the Share Exchange, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Linuxcare with full right, title and possession to the Company Shares, the officers and directors of Linuxcare and the Company are hereby fully authorized in the names of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                  ARTICLE II
                                  ----------
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                      OF EACH SHAREHOLDER AND THE COMPANY
                      -----------------------------------

For purposes of this Agreement, "Company Disclosure Schedule" shall mean the disclosure schedule attached hereto as Schedule 1 supplied by the Shareholders and the Company to Linuxcare and certified by the Shareholders and the Company.

Each Shareholder and the Company hereby represent and warrant to Linuxcare as follows:

2.1.   Organization
       ------------

The Company is a corporation duly incorporated and organized, and is validly existing and up-to-date in the filing of all corporate returns under the laws of the Province of Ontario and of Canada. The Company has all the corporate power to own its properties and to carry on its business as now being conducted. The Company has delivered a true and correct officially certified copy of its Articles of Incorporation and Shareholder Register, (together, the "Charter"), to Linuxcare.

2.2.   Capital Structure
       -----------------

The authorized stated capital of the Company consists of an unlimited number of First Preferred Shares, of which none are issued and outstanding, an unlimited number of Class A Shares, of which 500,000 are issued and outstanding, an unlimited number of Class B Shares, of which none are issued and outstanding, an unlimited number of Class C Shares, of which 500,000 are issued and outstanding and an unlimited number of Class D Shares, of which 25,000 are issued and outstanding. The issued and outstanding Company Shares are held by such Shareholders and in such numbers as are set out in Paragraph A in the recitals hereof. All issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of or subject to any preemptive right, or other rights to subscribe for or purchase shares, and are owned by the Shareholders free and clear of any Liens. Other than Company Shares owned by the Shareholders, there are no other outstanding interests, existing or contingent or direct or indirect, in Company Shares, whether issued or unissued. Immediately following the Closing as provided in this Agreement, the Company will be a wholly owned subsidiary of Linuxcare. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no obligations of the Company of any character, written or oral, to which the Company or any shareholder of the Company is a party.

2.3.   Subsidiaries
       ------------

The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

2.4.   Authority
       ---------

The Company will have at the Closing all requisite legal and corporate power and authority to execute and deliver the Agreement, to transfer the Company Shares hereunder, and to carry out and perform its obligations under the terms of the Agreements.

2.5.   No Conflict
       -----------

The execution and delivery of this Agreement by the Company and the Shareholders does not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Charter, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or a Shareholder is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholders or to the Company or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby and thereby.

2.6.   Consents
       --------

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other U.S. or Canadian federal, state, province, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings (i) as may be required under applicable securities laws, (ii) as are set forth in Section 2.6 of the Company Disclosure Schedule, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby and thereby.

2.7.   Company Financial Statements
       ----------------------------

The Company has provided Linuxcare with financial statements (the "Financial Statements") that present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to ongoing taxes withheld from employees to be remitted to the Government of Canada and similar amounts to be paid out of assets in the Company at Closing.

2.8.   No Undisclosed Liabilities
       --------------------------

The Company does not have any liabilities that have not been fully disclosed either in the Financial Statements or otherwise in writing to Linuxcare.

2.9.   Tax Matters
       -----------

All taxes applicable to the business, assets or property of the Company, at or prior to the Closing, shall have been paid by the Company or provisions for payment shall have been made. As of the Closing, no event or circumstance shall exist which would permit the imposition of any lien or other claim by a taxing authority against Linuxcare with respect to the business, assets and operations being transferred hereunder.


2.10.  Restrictions on Business Activities
       -----------------------------------

There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Shareholders, the Company or any of its employees is a party or otherwise binding upon the Shareholders, the Company or any of its employees that has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company or any employee of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company or the conduct of any business activities by the Shareholders or any employee of the Company.

2.11.  Title to Assets; Absence of Liens
       ---------------------------------

     The Company has good and marketable title to its assets (the "Assets"), free and clear of any claim, lien, or encumbrance of any party, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case detract from the value of the Assets subject thereto and which have not arisen other than in the ordinary course of business. Schedule 2.11 lists all Assets, including a full description of such Assets, a statement of which Assets are owned and which are licensed, the terms and payment obligations of any licenses and any software development agreements.


2.12.  Intellectual Property
       ---------------------

(a) The Company owns, or is licensed or is otherwise entitled to exercise all rights under or with respect to all its Intellectual Property. "Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority. Schedule 2.12 lists all rights, material licences, sublicences and other agreements as to which the Company is a party and pursuant to which the Company or any other person owns or is licensed or otherwise authorized or obligated with respect to the use thereof. The Company's obligation hereunder will not be in violation of any licence, sublicence or any other agreement applicable to it. The Company is the sole and exclusive owner or licensee of all right, title and interest in and to (free and clear of any liens or encumbrances), its Intellectual Property and has sole and exclusive rights in respect thereof, and has full right to transfer these rights as contemplated by this Agreement. Upon the Closing, Linuxcare will have, through its ownership of the Company Shares, full right, title and interest in and to Puffin's Intellectual Property.

(b) No claims with respect to the Intellectual Property have been asserted or, to the best knowledge of the Company and the Shareholders, are likely to be threatened by any person; nor do the Company or the Shareholders know of any grounds for any claims with respect to the Intellectual Property that might reasonably be expected to be made now or in the future (i) to the effect that any of the Intellectual Property or the operation of the Puffin business infringes on or misappropriates any Intellectual Property rights in which any third party has any rights and (ii) challenging the ownership, validity or effectiveness of any of the Intellectual Property. To the best knowledge of the Company and of the Shareholders, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property of the Company by any third party. No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof.


2.13.  Agreements, Contracts and Commitments
       -------------------------------------

(a) Except as set forth in Section 2.13 of the Company Disclosure Schedule, the Company does not have any continuing obligations under and is not a party to or bound by any oral or written agreements that have not been fully disclosed to Linuxcare. The Company has not implemented a stock option plan, employee benefit plan or provided any other similar rights to its employees.

(b) Except as noted in Section 2.13 of the Company Disclosure Schedule, the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of (i) any agreement, contract or commitment required to be set forth in Section 2.13 of the Company Disclosure Schedule, or (ii) any other material agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment referenced in the preceding clauses
(i) and (ii), a "Contract"), nor are the Shareholders or the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, except as otherwise disclosed in Section 2.13 of the Company Disclosure Schedule, is not subject to any default thereunder, of which the Shareholders or the Company are aware, by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Share Exchange.

2.14.  Litigation
       ----------

There is no action, suit, claim, proceeding or arbitration of any nature pending or, to the best knowledge of the Shareholders and the Company, threatened against the Company or any of its properties or any of its officers, directors or shareholders in respect of the Company. There is no investigation pending or, to the best knowledge of the Shareholders and the Company, threatened against the Company, its properties or any of its officers, directors or shareholders in respect of the Company by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

2.15.  Minute Books
       ------------

The minute books of the Company made available to Linuxcare or to counsel for Linuxcare are the only minute books of the Company and contain an accurate summary of all meetings of directors (and committees thereof) and shareholders or actions by written consent since the formation of the Company.

2.16.  Brokers' and Finders' Fees
       --------------------------

The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17.  Insurance
       ---------

Section 2.17 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. Such insurance policies are customary for similarly situated companies and are reasonably satisfactory to ensure the Company against the risks associated with its business. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Shareholders nor the Company have any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.18.  Compliance With Laws
       --------------------

The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any foreign, federal, state, province or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, assets or properties.

2.19.  Complete Copies of Materials
       ----------------------------

The Company has delivered to Linuxcare true and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in the Company Disclosure Schedule or that has been requested by Linuxcare or its counsel.

2.20.  Securities Exemption Representations
       ------------------------------------

(a) Each of the Shareholders has substantial knowledge and experience in financial and business matters so that each of them is capable of evaluating the merits and risks of their investment in Linuxcare, has the capacity to protect their own interests, and has a pre-existing business or close personal relationship with Linuxcare or one or more of its officers, directors or controlling persons. The Shareholders have had an opportunity to discuss Linuxcare's management, business and financial condition with Linuxcare's management.

(b) The Shareholders acquisition of Linuxcare Common Stock by way of the Linuxcare Exchange Shares and the Share Purchase Options constitutes a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") under Rule 901 and Rule 903 of Regulation S thereof. The Shareholders acknowledge that they are not acquiring Linuxcare's Common Stock for the account or benefit of any U.S. person. The Shareholders also understand that each may resell Linuxcare's Common Stock only in accordance with the provisions of Regulation S. All Shares acquired by the Shareholders shall contain a legend to the effect that transfer is prohibited except in accordance with Regulation S.

(c) The Shareholders are acquiring the shares of Linuxcare Common Stock by way of the Linuxcare Exchange Shares and the Share Purchase Options for investment for their own account, and not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Shareholders understand that the shares of Linuxcare Common Stock have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein.

(d) The Shareholders acknowledge that the Shareholders Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Shareholders are aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about Linuxcare, the resale occurring not less than one year after a party has acquired and given full consideration for the security to be acquired, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of securities being sold during any three-month period not exceeding specified limitations.

(e) The Shareholders acknowledge that the securities of Linuxcare offered hereby have not been registered under the Securities Act and may only be offered, sold, pledged or otherwise transferred pursuant to an effective registration statement as to the securities under the Securities Act or an opinion of counsel satisfactory to Linuxcare that registration under the Securities Act is not required. Linuxcare agrees to cause the Linuxcare Common Stock acquired under the Exchange Shares and the Share Purchase Options to be qualified for trading in the public markets, without the restrictions set out in this section 2.20, as soon as such qualification is attained for any other shareholder or for any officer or director of Linuxcare.

2.21.  Representations Complete
       ------------------------

None of the representations or warranties made in this Article II (as modified by the Company Disclosure Schedule), nor any statement made in any schedule or certificate furnished by the Company or the Shareholders pursuant to this Agreement contains, as of the date hereof, any untrue statement of a material fact, or omits, as of the date hereof, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no event, fact or condition that materially and adversely affects the business, assets, financial condition or results of operations of the Company, or that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Company Disclosure Schedule.


                                  ARTICLE III
                                  -----------
                  REPRESENTATIONS AND WARRANTIES OF LINUXCARE
                  -------------------------------------------


     Except as disclosed in the Linuxcare Disclosure Schedule attached hereto as
Schedule 2, Linuxcare represents and warrants to Shareholder and the Company as follows:


3.1.   Organization and Standing; Articles of Incorporation and Bylaws
       ---------------------------------------------------------------

Linuxcare is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. Linuxcare has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Linuxcare will deliver to the Shareholders and their counsel at Closing true and correct officially certified copies of its Articles of Incorporation, as amended, and Bylaws, as amended.

3.2.   Corporate Power
       ---------------

Linuxcare will have at the Closing all requisite legal and corporate power and authority to execute and deliver the Agreements, to sell and issue the Common Shares hereunder, and to carry out and perform its obligations under the terms of the Agreements.

3.3.   Subsidiaries
       ------------

Except as set forth in Section 3.3 of the Linuxcare Disclosure Schedule, Linuxcare has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity. Linuxcare is not a participant in any joint venture, partnership or similar arrangement.

3.4.   Capital Structure
       -----------------

As of the Closing, the authorized capital stock of Linuxcare will consist of (i) 28,000,000 shares of common stock ("Common Stock"), of which 8,755,018 shares are currently issued and outstanding, and (ii) 10,695,314 Series A preferred stock ("Series A Preferred Stock), of which 7,917,536 shares are currently issued and outstanding. All such Common Stock and Series A Preferred Stock will as of the Closing have been duly authorized, and all such issued and outstanding shares shall have been validly issued, fully paid and non-assessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and shall have been issued in compliance with all applicable state and federal laws concerning the issuance of securities. Linuxcare has also reserved __________ shares of Common Stock for issuance to employees, directors and consultants pursuant to Linuxcare's 1995 Stock Option Plan, as amended and restated, of which options covering __________ shares of Common Stock are currently outstanding. Other than as set out herein, there are no other outstanding options, agreements or promises to issue shares of Linuxcare's capital stock.

3.5.   Financial Statements
       --------------------

Linuxcare has delivered to the Company Linuxcare's financial statements since the date of its inception. The financial statements accurately set out and describe the financial condition and operating results of Linuxcare as of the respective dates and for the respective periods indicated.


                                  ARTICLE IV
                                  ----------
                             ADDITIONAL AGREEMENTS
                             ---------------------

4.1.   Access to Information
       ---------------------

The Company shall afford Linuxcare and its accountants, counsel and other representatives (collectively, the "Representatives") reasonable access during normal business hours upon reasonable notice during the period prior to the Closing to all of the properties, books, contracts, commitments, records and all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Linuxcare may reasonably request, including without limitation access upon reasonable request to employees, customers and vendors of the Company for due diligence inquiry. The Company shall provide to Linuxcare and its Representatives copies of internal financial statements, business plans and projections promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

4.2.   Expenses
       --------

All fees and expenses incurred in connection with the Share Exchange, including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation of the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby ("Third Party Expenses"), shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, Linuxcare agrees that after the Share Exchange it will pay or cause the Company to pay legal and accounting Third Party Expenses of the Company up to an aggregate amount of $7,500 (US); provided, however, that to the extent such expenses exceed $7,500 (US), they shall be borne by the Shareholders.


4.3.   Public Disclosure
       -----------------

Upon execution and delivery of this Agreement by the parties hereto, if not already publicly announced and if Linuxcare so elects, Linuxcare and the Company shall release a jointly prepared announcement describing the Share Exchange. Except as aforesaid, prior to the Closing no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Linuxcare and by the Company prior to release.


4.4.   Consents and Approvals
       ----------------------

Linuxcare and the Company shall promptly apply for or otherwise seek, and use their respective best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Share Exchange, and the Company shall use its best efforts to obtain all consents, waivers and approvals under any of the Company's agreements, contracts, licenses or leases in order to preserve its rights and benefits thereunder.

4.5.   Legal Requirements
       ------------------

Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to

(i) consummate and make effective the transactions contemplated hereby, (ii) to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and, (iii) to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

4.6.   Notification of Certain Matters
       -------------------------------

The Company and the Shareholders shall give prompt notice to Linuxcare, and Linuxcare shall give prompt notice to the Company and the Shareholders, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which may cause any representation or warranty of the Shareholders, the Company or Linuxcare, respectively, contained in this Agreement to be untrue or inaccurate at the Closing and (ii) any failure of Linuxcare, the Company and the Shareholders, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect any remedies available to the party receiving such notice.

4.7.   Additional Documents and Further Assurances
       -------------------------------------------

Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.


4.8.   Stock Option Agreements and Consideration for Puffin Employees
       --------------------------------------------------------------

Linuxcare and the Shareholders and certain other Puffin employee's shall enter into the following stock option agreements and employment agreements, all of which constitutes consideration, in addition to the Acquisition Consideration referred to in Section 1.2 hereof:


(a)  Share Purchase Options   -   Shareholders shall receive such Share Purchase
     ----------------------
Options as are referred to and identified in Section 1.2. The Linuxcare Common Stock shall vest in the Shareholders as follows:


     (i) in the case of each of Christopher Beard and Alex de Vries, over a 3 year period commencing on October 1, 1999 at the rate of 1/36 each month, provided that, if Christopher Beard or Alex de Vries shall quit their employment with the Company or with Linuxcare prior to the lapse of the 36 month period, the unvested portion of such number of Linuxcare Common Stock for that terminated employee shall be canceled. If employment shall be terminated by the Company or by Linuxcare without just cause, the unvested portion of such number of Linuxcare Common Stock shall immediately accelerate and Linuxcare Share Certificates shall be delivered to Christopher Beard or Alex de Vries, as the case may be, whose employment shall have been so terminated.

     (ii) in the case of Andrew Hutton and Christopher J. A. Beard (in trust for Wendy Beard, Joseph Harnick, and Ronald Robb), the Linuxcare Common Stock under the Share Purchase Option shall vest on Closing and Linuxcare Share Certificates shall be delivered to Andrew Hutton and to each of the beneficial owners personally in their own name on or following Closing upon delivery of the exercise price to Linuxcare.


All Linuxcare Common Stock acquired under the Share Purchase Options shall have an exercise price of $0.13 (U.S.) per share and may be exercised at any time.

(b)  Stock Option Agreements   -   In addition to the Share Purchase Options set
     -----------------------
forth in subparagraph (a) immediately above, Linuxcare shall enter into the following stock option agreements (the "Stock Option Agreements") on the closing:

     (i) for each of Christopher Beard and Alex deVries for 10,000 Linuxcare Common Stock; and

     (ii) for each of David Kennedy and Debra Richardson for 5,000 Linuxcare Common Stock.

These stock options shall be part of the standard Linuxcare employment agreements for each of Christopher Beard, Alex de Vries, David Kennedy and Debra Richardson. These stock options shall vest at the rate of 25% in the first year of employment and thereafter the remaining shares shall vest over 3 years at the rate of 1/36 per month. The exercise price for each Linuxcare Common Shares under these Stock Option Agreements shall be $0.13 (US). These employees will be eligible for additional stock options for satisfactory performance from time to time.

(c)  Employment Agreements and Bonus   -   Christopher Beard, Alex de Vries,
     -------------------------------
David Kennedy and Debra Richardson shall be employees of Puffin, Linuxcare's Canadian wholly-owned subsidiary. Employment Agreements shall be entered into for each of these employees in accordance with Linuxcare's standard Employment Agreements. Except with the consent of these employees, their place of employment shall be in Ottawa, Canada. The starting salaries shall be $100,000 (Cdn.) for each of Christopher Beard and Alex de Vries and $47,500 (Cdn.) for each of David Kennedy and Debra Richardson.

     Christopher Beard and Alex de Vries will be entitled to a discretionary bonus in each year of 25% of his base salary subject to the approval of Linuxcare's Board of Directors. Similarly other employees may receive a bonus of up to 25% of his or her base salary. Such bonus will be paid for satisfactory performance and be subject to the discretion of Linuxcare's Board of Directors. Christopher Beard and Alex deVries' bonuses, however, shall be contingent upon both of them continuing their employment with Puffin.

     In addition to all other bonuses and compensation, Christopher Beard and Alex de Vries shall each be paid a non-refundable signing bonus of $15,000.00
(US) on the Closing of this Share Exchange.

4.9.   Proprietary Information Agreement
       ---------------------------------

The Company shall cause each of its employees to execute and deliver Linuxcare's standard form proprietary information and confidentiality agreement on or prior to the Closing.

4.10.  Lock-Up Agreement
       -----------------

Each Shareholder hereby agrees that if so requested by Linuxcare and/or the representative for any underwriter selected by Linuxcare, Shareholder shall not sell or otherwise transfer any Common Stock or other securities of Linuxcare for a period specified by the Company or the underwriter's representative not to exceed one hundred eighty (180) days following the effective date of a Registration Statement of Linuxcare filed under the Securities Act; provided that (a) such agreement shall apply only to Linuxcare's initial public offering and the next underwritten registration, and (b) all officers and directors of Linuxcare shall have entered into similar agreements with respect to such offering. Each Shareholder hereby agrees that in connection with such agreement, Linuxcare may issue stop transfer orders to the transfer agent for Linuxcare with respect to the shares held by Shareholder for such period.

4.11.  Tax Matters
       -----------

Linuxcare shall cause the Company to prepare and file income tax returns of the Company required to be filed after the Closing and the Shareholders shall be responsible for the payment of all taxes of the Company for any taxable period ending on or prior to the Closing, whenever incurred or assessed. Such tax returns shall be made available to a designated representative of the Shareholders no less than 21 calendar days prior to the filing thereof for review by such representative. From and after the date hereof, the Company and the Shareholders shall make available to Linuxcare, as reasonably requested, all information, records or documents relating to the tax liabilities of the Company for all periods ending on or prior to the date hereof, and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

4.12   Company's Directors and Officers
       --------------------------------

Linuxcare shall cause the Company to appoint its directors and officers after the Closing and to file such corporate information with the government of the Province of Ontario.


                                   ARTICLE V
                                   ---------
                       CONDITIONS TO THE SHARE EXCHANGE
                       --------------------------------

5.1.   Conditions to Obligations of The Company and the Shareholders
       -------------------------------------------------------------

The obligations of the Company and the Shareholders to consummate and put into effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company and the
Shareholders:


(a) The representations and warranties of Linuxcare in this Agreement shall be true and correct in all material respects (except for representations and warranties already subject to a materiality qualifier which shall be true and correct in all respects) on and as of the Closing as though such representations and warranties were made on and as of such time; Linuxcare shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing; and the Company and the Shareholders shall have been provided with a certificate, dated the Closing and executed on behalf of Linuxcare by its President or any Vice President to such effect.

(b) There shall not be in effect any order of a court of competent jurisdiction preventing consummation of the Share Exchange, nor shall there have been taken any action, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Share Exchange by a Governmental Entity that makes consummation of the Share Exchange illegal.

(c) The form of closing documents and other documents delivered hereunder shall be reasonably acceptable to the counsel for the Company and the Shareholders.

(d) Linuxcare shall have delivered the Acquisition Consideration subject to, and in accordance with, the terms of this Agreement.

5.2.   Conditions to the Obligations of Linuxcare
       ------------------------------------------

The obligations of Linuxcare to consummate and put into effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Linuxcare:


(a) The representations and warranties of the Shareholders and the Company in this Agreement shall be true and correct in all material respects (except for representations and warranties already subject to a materiality qualifier which shall be true and correct in all respects) on and as of the Closing as though such representations and warranties were made on and as of such time; the Company and the Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing; and Linuxcare shall have been provided with a certificate, dated the Closing and executed on behalf of the Company by its President and by the Shareholders to such effect.

(b) All consents, waivers, and approvals listed on the Company Disclosure Schedule or as otherwise may be required to be obtained in order to enable the Company to continue to enjoy all of its material rights and benefits following consummation of the Share Exchange shall have been obtained.

(c) There shall not be in effect any order of a court of competent jurisdiction preventing consummation of the Share Exchange, nor shall there have been taken any action, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Share Exchange by a Governmental Entity that makes consummation of the Share Exchange illegal.

(d) No action, suit, claim or proceeding of any nature shall be pending or threatened against the Company, its properties or any of its officers or directors, arising out of, in any way connected with, or seeking to prevent the Share Exchange or the other transactions contemplated by the terms of this Agreement.

(e) Linuxcare and the relevant Puffin employees shall have entered into the Share Purchase Option Agreements, Stock Option Agreements, and Employment Agreements as contemplated in Section 4.8 of this Agreement.

(f) The Shareholders shall have transferred and delivered to Linuxcare the Certificates representing all issued and outstanding Company Shares.

(g) All key contracts of the Company shall be in a form and substance satisfactory to Linuxcare and its counsel. All existing employment contracts or arrangements between the Company and each of its executive officers shall have been terminated in accordance with all applicable notice provisions and legal requirements and new employment agreements in the terms as set out in Section
4.8 shall have been signed by the Company and its executive officers.

(h) On or prior to the Closing of the Share Exchange, Linuxcare shall be satisfied in the course of its due diligence investigation that the business and financial condition (including without limitation ownership and sufficiency of intellectual property) of the Company are acceptable and satisfactory to Linuxcare.

(i) All regulatory approvals which are, in Linuxcare's judgment, necessary or desirable shall have been obtained to Linuxcare's satisfaction.

(j) The form of all closing documents and other papers delivered hereunder shall be reasonably acceptable to the counsel of Linuxcare.

                                 ARTICLE VI
                                 ----------
                        SURVIVAL OF REPRESENTATIONS AND
                        -------------------------------
                         WARRANTIES; INDEMNITY; ESCROW
                         -----------------------------

6.1.   Survival of Representations and Warranties
       ------------------------------------------

All of the Company's and the Shareholders' representations and warranties and Linuxcare's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Disclosure Schedule) shall survive the Closing and continue until 5:00 p.m., California time, on the date which is two (2) years following the Closing.

6.2.   Agreement to Indemnify
       ----------------------

(a) The Shareholders, jointly and severally, agree to indemnify and hold Linuxcare and its affiliates, officers, directors, employees and shareholders harmless against any losses, claims, damages, costs, expenses or other liabilities (including reasonable attorneys' fees and expenses) resulting from
(i) any breach of or inaccuracy in any representations and warranties of the Company or the Shareholders set forth in this Agreement, (ii) any breach or default by the Company or the Shareholders of any covenant, obligation or other agreement of the Company or the Shareholders under this Agreement. This indemnification shall survive the Share Exchange for a period ending on the date two (2) years from the Exchange Date.

(b) Linuxcare agrees to indemnify and hold the Company and its affiliates, officers, directors and employees and the Shareholders harmless against any losses, claims, damages, costs, expenses or other liabilities (including reasonable attorneys' fees and expenses) resulting from (i) any breach of or inaccuracy in any representations and warranties of Linuxcare set forth in this Agreement, (ii) any breach or default by Linuxcare of any covenant, obligation or other agreement of Linuxcare under this Agreement. This indemnification shall survive the Share Exchange for a period ending on the date two (2) years from the Exchange Date.

6.3.   Termination
       -----------

This Agreement may be terminated at any time prior to the Exchange Date:

(a)  by mutual consent of all the parties hereto; or

(b) by any party hereto if the Closing of the Share Exchange has not occurred by November 15, 1999 other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement which are required to be performed at or prior to the Exchange Date; or

(c) by Linuxcare if there shall be an order of a court of competent jurisdiction in effect preventing consummation of the Share Exchange; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Share Exchange by any Governmental Entity which would (i) make the consummation of the Share Exchange illegal; (ii) prohibit ownership or operation by Linuxcare or the Company of all or a material portion of the business of the Company; or (iii) compel Linuxcare or the Company to dispose of all or a material portion of the business or assets of Linuxcare or the Company as a result of the Share Exchange; or

(d) by Linuxcare if it is not in material breach of its obligations under this Agreement and there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Shareholders, as the case may be, provided that, if such breach is curable by the Company or the Shareholders, as the case may be, within fifteen (15) days through the exercise of its reasonable best efforts, then for so long as the Company or the Shareholders, as the case may be, continues to exercise such reasonable best efforts Linuxcare may not terminate this Agreement under this Section 6.3(d) unless such breach is not cured within such fifteen (15) day period; or

(e) by the Company or the Shareholders, as the case may be, if they are not in material breach of their obligations under this Agreement and there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of Linuxcare, provided that, if such breach is curable by Linuxcare within fifteen (15) days through the exercise of its reasonable best efforts, then for so long as Linuxcare continues to exercise such reasonable best efforts the Company or the Shareholders, as the case may be, may not terminate this Agreement under this Section 6.3(e) unless such breach is not cured within such fifteen (15) day period.

6.4.   Effect of Termination
       ---------------------

In the event of termination of this Agreement as provided in Section 6.4, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Linuxcare, the Company or the Shareholders or their respective officers, directors or shareholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that the provisions of Sections 4.2 and 4.3 and Articles VI and VII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

6.5.   Amendment
       ---------

This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by or on behalf of each of the parties hereto.

6.6.   Extension; Waiver
       -----------------

At any time prior to the Closing, Linuxcare, on the one hand, and the Shareholders and the Company on the other, may, to the extent legally allowed,
(a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VII
                                  -----------
                              GENERAL PROVISIONS
                              ------------------

7.1. Notices
     -------

All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand or delivered by overnight courier, freight prepaid, or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


       if to Linuxcare, to:   Attn: Jonathan Levy
                              Wilson Sonsini Goodrich & Rosati, P.C.
                              650 Page Mill Road
                              Palo Alto, California 94304-1050
                              Facsimile No.:  (650) 493-6811

       if to the Company, to: Puffin Group, Inc.
                              Attn:  Christopher Beard
                              41 1/2 William Street, 2/nd/ Floor,
                              Ottawa ON K1N 6Z9
                              Facsimile No.: (613) 562-9304

       with a copy to:        Attn:  William Johnson
                              Borden Elliot Scott & Aylen
                              1000-60 Rue Queen Street
                              Ottawa, Canada K1P 5Y7
                              Facsimile No.:  (613) 230-8842

Each such notice or other communication shall for all purposes of this Agreement be treated as effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or sent by telecopy and confirmed in writing or (ii) two (2) business days after the business day of deposit with overnight courier, addressed and shipped as aforesaid.


7.2. Counterparts
     ------------

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.



7.3. Entire Agreement; Assignment
     ----------------------------

This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned, by operation of law or otherwise, except as otherwise specifically provided and except that Linuxcare may assign its rights and delegate its obligations hereunder to any wholly owned subsidiary, direct or indirect, of Linuxcare, and to any party that acquires the Company or all or substantially all of its assets from Linuxcare or its subsidiaries.


7.4. Severability
     ------------

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.


7.5. Other Remedies
     --------------

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.


7.6. Specific Performance
     --------------------

The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable.

7.7. Arbitration
     -----------

If any dispute arises with respect to this Agreement, then any party (the "Demanding Party") may demand, by written notice to each other party to the dispute (collectively, the "Responding Party"), that such issue shall be settled by binding arbitration to be held in San Francisco, California (an "Arbitration Demand"). All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The Demanding Party and the Responding Party shall each designate one (1) arbitrator within fifteen (15) calendar days after the delivery of the Arbitration Demand. Such designated arbitrators shall mutually agree upon and shall designate a third arbitrator. The final decision of a majority of the arbitrators shall be furnished to Demanding Party and the Responding Party in writing and shall constitute a conclusive determination of the issue in question, binding upon all parties and shall not be contested by any of them. The non-prevailing party shall bear all costs and expenses associated with such arbitration, including all arbitrators' fees and attorneys' fees.


7.8. Governing Law; Jurisdiction; Venue
     ----------------------------------

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to applicable principles of conflicts of laws thereof.


7.9. Rules of Construction
     ---------------------

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


     IN WITNESS WHEREOF, each party hereto has caused this Share Purchase Agreement to be duly executed on its behalf, all as of the date first written above.





                                    THE PUFFIN GROUP INC.


                                    Per: /s/ Christopher J.A. Beard
                                        ------------------------
                                    Name: Christopher J.A. Beard

                                    Title: President

                                    /s/ CHRISTOPHER J.A. BEARD
                                    ---------------------------------
                                    CHRISTOPHER J.A. BEARD

                                    /s/ ALEX DeVRIES
                                    ---------------------------------
                                    ALEX DeVRIES

                                    /s/ ANDREW HUTTON
                                    ---------------------------------
                                    ANDREW HUTTON

                                    /s/ CHRISTOPHER J.A. BEARD
                                    ---------------------------------
                                    CHRISTOPHER J.A. BEARD

                                    (IN TRUST FOR WENDY BEARD)

                                    /s/ CHRISTOPHER J.A. BEARD
                                    ---------------------------------
                                    CHRISTOPHER J.A. BEARD

                                    (IN TRUST FOR JOSEPH HARNICK)

                                    /s/ CHRISTOPHER J.A. BEARD
                                    ---------------------------------
                                    CHRISTOPHER J.A. BEARD

                                    (IN TRUST FOR RONALD ROBB)

                                    LINUXCARE, INC.

                                    Per:

                                    Name: Anthony Pollace

                                    Title: CFO


                                    /S/ A. Pollace
                                    ---------------------------
                                    ANTHONY POLLACE

                                  SCHEDULE 1


                          COMPANY DISCLOSURE SCHEDULE

            (PRESCRIBED UNDER ARTICLE II, SHARE EXCHANGE AGREEMENT)


     2.2    -  SHARE ISSUE RIGHTS



     2.6    -  CONSENTS, WAIVERS, APPROVALS, ETC.



     2.11   -  COMPANY ASSETS



     2.12   -  INTELLECTUAL PROPERTY



     2.13   -  AGREEMENTS, CONTRACTS AND COMMITMENTS



     2.17   -  INSURANCE

                                  SCHEDULE 2


                         LINUXCARE DISCLOSURE SCHEDULE

           (PRESCRIBED UNDER ARTICLE III, SHARE EXCHANGE AGREEMENT)



     3.3    -  SUBSIDIARIES